EXHIBIT 16.2
December 8, 2005
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Lakes Entertainment, Inc.’s Form 8-K dated December 8, 2005, and have the following comments:
1.	We agree with the statements made in paragraphs 1, 2, 3, 4 and 6.

2.	We have no basis on which to agree or disagree with the statements made in paragraph 5.
Yours truly,
/s/ Deloitte & Touche LLP